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                                                                  EXHIBIT 3.1(a)


                                   RESTATED

                         CERTIFICATE OF INCORPORATION

                                      OF

                            EMI ACQUISITION CORP.

        (Original Certificate of Incorporation filed with the Secretary of State of the State of Delaware on March 11, 1988)


                                ARTICLE FIRST

                                     NAME

        The name of the Corporation (the "Corporation") is EMI ACQUISITION
CORP.


                                ARTICLE SECOND

                              REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 229 South State Street, City of Dover, County of Kent. The name of the registered agent of the Corporation at such address is The Prentice-Hall Corporation System, Inc.

                                ARTICLE THIRD

                                   PURPOSE


        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                ARTICLE FOURTH

                                    STOCK

        The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 2,115,000 shares, consisting of (a) 615,000 shares of Cumulative Convertible Preferred Stock, $.01 par value (the
"Preferred Stock") and (b) 1,500,000 shares of Common Stock, $.01 par value
(the "Common Stock").

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        The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions thereof in respect of the Preferred Stock and the Common Stock are as follows:

A.      PREFERRED STOCK

1. Dividends. (a) The holders of each share of Preferred Stock shall be entitled to receive, before any dividends shall be declared and paid upon or set aside for the Junior Stock (as defined in Section 7 hereof) in any year, out of funds legally available for that purpose, dividends in cash at the annual rate per share equal to eight percent (8%) of the Liquidation Preference (as defined in Section 7 hereof) payable when and as declared by the Board of Directors of the Corporation (any such dividend payment date being hereinafter referred to as a "Dividend Payment Date"). Dividends on shares of Preferred Stock shall be cumulative (whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends), so that, if at any time Accrued Dividends (as defined in Section 7 hereof) upon the Preferred Stock shall not have been paid or declared and a sum sufficient for payment thereof set apart, no dividend shall be declared or paid or any other distribution ordered or made upon any Junior Stock (other than a dividend payable in such Junior Stock) or any sum or sums set aside for or applied to the purchase or redemption of any shares of any Junior Stock.

                (b) All dividends declared upon the Preferred Stock shall be declared pro rata per share based on the Liquidation Preference of the Preferred Stock, but shall be paid pro rata based on the Accrued Dividends declared with respect thereto. The aggregate of all payments due under this
Section 1 to any holder of shares of Preferred Stock shall be made to such holder to the nearest dollar. In the event of a split-up, subdivision, a combination of shares of Preferred Stock or similar event the dividend rate on the Preferred Stock shall be subject to equitable adjustment.

        2. Rights on Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any stock ranking on liquidation junior to the Preferred Stock (with respect to rights on liquidation, dissolution or winding up, the Preferred Stock shall rank prior to the Common Stock) an amount equal to the Liquidation Preference of the Preferred Stock, plus an amount equal to Accrued Dividends, if any, to the date of payment. If upon any liquidation, dissolution or winding up of the Corporation the assets of the Corporation available for distribution to its

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stockholders shall be insufficient to pay the holders of shares of Preferred
Stock the full amounts to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled, to the exclusion of the holders of shares of Preferred Stock, to shares ratably in all remaining assets of the Corporation available for distribution to its stockholders.

        3. Redemption. (a) Subject to Section 3(e) below, on each of March 31, 1994 and 1995 (each such date being hereinafter called a "Preferred Redemption Date"), the Corporation shall (unless otherwise prevented by law) concurrently redeem at an amount per share equal to the Liquidation Preference, plus Accrued Dividends, if any, payable with respect thereto, that number of shares of Preferred Stock equal to the lesser of (A) 50% of all shares of Preferred Stock outstanding on March 31, 1994, or (B) all of the shares of Preferred Stock then outstanding. The total sum payable per share of Preferred Stock on any Preferred Redemption Date is hereinafter referred to as the "Preferred Redemption Price," and any payment to be made is hereinafter referred to as a "Preferred Redemption Payment."

                (b) If less than all the shares of Preferred Stock then outstanding are to be redeemed, the redemption shall be pro rata with respect to such shares based upon the number of outstanding shares of Preferred Stock then owned by each holder thereof. If upon any redemption the assets of the Corporation available for redemption shall be insufficient to pay the holders of Preferred Stock the full amounts to which they shall be entitled, the holders of shares of Preferred Stock shall share ratably in any such redemption according to the respective amounts which would be payable in respect of shares held by them upon such redemption if all amounts payable on or with respect to said shares were paid in full. On and after any Preferred Redemption Date (unless default shall be made by the Corporation in the payment of the Preferred Redemption Price as hereinafter provided, in which event such rights shall be exercisable until such default is cured) all rights in respect of the shares of Preferred Stock to be redeemed, except the right to receive the Preferred Redemption Price as hereinafter provided, shall cease and terminate; and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                (c) Notice of the Preferred Redemption Date shall be sent by first-class certified mail, return receipt requested,


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postage prepaid, to the holders of record of the outstanding shares of
Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation. Such notice shall be mailed not less than 60 nor more than 90 days in advance of the commencement of the Preferred Redemption Date. At any time on or after the Preferred Redemption Date, the holders of record of shares of Preferred Stock shall be entitled to receive the Preferred Redemption Price upon actual delivery to the Corporation or its agent of the certificates representing the shares to be redeemed.

        (d) The Corporation will not, and will not permit any subsidiary of the Corporation to, purchase or acquire any shares of Preferred Stock otherwise than pursuant to the terms of this Section 3 or pursuant to an offer made on the equivalent terms to all holders of Preferred Stock, at the time outstanding.

        (e) Anything contained in this Section 3 to the contrary notwithstanding, the holders of shares of Preferred Stock to be redeemed in accordance with this Section 3 shall have the right, exercisable at any time up to the close of business on the Preferred Redemption Date (unless default shall be made by the Corporation in the payment or the Preferred Redemption Price as herein provided, in which event such right shall be exercisable until such default is cured), to convert all or any part of such shares requested by such holder to be redeemed as herein provided into shares of Common Stock pursuant to Section 6 hereof. If, and to the extent, any shares of Preferred Stock so entitled to redemption are converted into shares of Common Stock by the holders thereof prior to the close of business on the Preferred Redemption Date, the total number of shares of Preferred Stock otherwise to be redeemed on such Preferred Redemption Date shall be reduced by the number of shares of Preferred Stock so converted.

        (f) Once redeemed pursuant to the provisions of this Section 3, shares of Preferred Stock shall be cancelled and not subject to reissuance.

        (g) The Preferred Stock shall not be entitled to the benefit of a sinking fund or purchase fund.

        4. Special Redemption. (a) In the event of and simultaneously with the closing of an Event of Sale (as hereinafter defined), the Corporation shall (unless otherwise prevented by law) redeem all the shares of Preferred Stock then outstanding for a cash amount per share of Preferred Stock redeemed determined as set forth herein (the "Special Redemption Price", said redemption being referred to herein as a "Special Redemption"). For all purposes of this Section 4, the Special Redemption Price shall be equal to that amount per share which would be received by each holder of shares of Preferred Stock, in connection


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with an Event of Sale, all the consideration paid in exchange for the assets or the shares of capital stock (as the case may be) of the Corporation were actually paid to and received by the Corporation and the Corporation were immediately thereafter liquidated pursuant to Section 2 hereof. To the extent that one or more redemptions and/or a liquidation are occurring concurrently, the Special Redemption shall be deemed to occur first. The date upon which the Special Redemption shall occur is sometimes referred to herein as the "Special Redemption Date".

                (b) At any time on or after the Special Redemption Date, a holder of shares of Preferred Stock shall be entitled to receive the Special Redemption Price for each such share held by such holder upon actual delivery to the Corporation or its transfer agent of the certificate representing such shares.

                (c) If on the Special Redemption Date, less than all the shares of Preferred Stock then outstanding may be legally redeemed by the Corporation, the Special Redemption shall be made on a pro rata basis, based upon the number of outstanding shares of Preferred Stock then owned by each holder of Preferred Stock. On and after any Special Redemption Date, all rights in respect of the shares of Preferred Stock to be redeemed, except the right to receive the applicable Special Redemption Price as herein provided, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Special Redemption Price as herein provided, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificates representing such shares have been received by the Corporation.

                (d) Anything contained herein to the contrary notwithstanding, the provisions of this Section 4 may, at the option (the "Option") of the holders of a majority in voting power of the Preferred Stock then outstanding, exercised by delivery of written notice to the Corporation prior to the closing of any Event of Sale, be waived, in which event the Corporation shall not redeem any shares of Preferred Stock pursuant to this Section 4.

                (e) No later than 30 days prior to an Event of Sale, the Corporation shall give notice to the holders of shares of Preferred Stock, substantially similar to the notice required by Section 3(c) hereof, which notice shall include a statement by the Corporation of (i) the Special Redemption Price which each holder of Preferred Stock shall be entitled to receive upon the occurrence of a Special Redemption under this Section 4 and
(ii) the extent to which the Corporation will, if at all, be legally prohibited from paying to each holder the Special Redemption Price.

                (f) Anything contained in this Section 4 to the contrary notwithstanding, the holders of shares of Preferred

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Stock to be redeemed in accordance with this Section 4 shall have the right, exercisable at any time up to the close of business on the Special Redemption Date (unless default shall be made by the Corporation in the payment of the Special Redemption Price as herein provided, in which event such right shall be exercisable until such default is cured), to convert all or any part of such shares requested by such holder to be redeemed as herein provided into shares of Common Stock pursuant to Section 6 hereof.

                (g) For purposes of this Section 4, an "Event of Sale" shall mean (A) the merger or consolidation of the Corporation into or with another corporation, partnership, joint venture, trust or other entity or the merger or consolidation of any other corporation into or with the Corporation (in which consolidation or merger the stockholders of the Corporation receive distributions of cash or securities as a result of such consolidation or merger in exchange for shares of capital stock of the Corporation), or (B) the sale or other disposition of all or substantially all the assets of the Corporation or the purchase or other acquisition of all or substantially all the assets of any other corporation, partnership, joint venture, trust or other entity, unless, upon consummation of such merger, consolidation or sale of assets, the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly securities representing not less than a majority of the voting power of the surviving corporation.

        5. Voting. (a) In addition to the rights specified in Sections 5(b) and (c) hereof and any other rights provided in the Corporation's By-laws or by law, each share of Preferred Stock shall entitle the holder thereof to such number of votes per share as shall equal the number of shares of Common Stock (including any fraction to two decimal places) into which each share of Preferred Stock is then convertible and to vote on all matters as to which holders of Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of Common Stock, voting together with the holders of Common Stock as one class.

                 (b) In addition to the rights specified in Sections 5(a) and
(c) hereof, the holders of a majority in voting power of the Preferred Stock, voting separately as one class, shall have the exclusive and special right at all times to elect three directors to the Board of Directors of the Corporation. In any election of directors pursuant to this subsection (b), each holder of shares of Preferred Stock shall be entitled to one vote for each share of Preferred Stock held and no holder of Preferred Stock shall be entitled to cumulate his votes by giving one candidate more than one vote per share. The special and exclusive voting right of the holders of the Preferred Stock, voting separately as one class, contained in this subsection (b) may be exercised either at a special meeting of the holders of Preferred Stock called as provided below, or at any annual or special

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meeting of the stockholders of the Corporation, or by written consent of such holders in lieu of a meeting. The directors to be elected by the holders of the Preferred Stock, voting separately as one class, pursuant to this subsection
(b), shall serve for terms extending from the date of their election and qualification until the time of the next succeeding annual meeting of stockholders and until their successors have been elected and qualified.

        If at any time any directorship to be filled by the holders of Preferred Stock, voting separately as one class, pursuant to this subsection
(b) has been vacant for a period of ten days, the Secretary of the Corporation shall, upon the written request of the holders of record of shares representing at least 25% of the voting power of the Preferred Stock then outstanding, call a special meeting of the holders of Preferred Stock for the purpose of electing a director or directors to fill such vacancy or vacancies. Such meeting shall be held at the earliest practicable date at such place as is specified in the By-laws of the Corporation. If such meeting shall not be called by the Secretary of the Corporation within ten days after personal service of said written request on him, then the holders of record of shares representing at least 25% of the voting power of the Preferred Stock then outstanding may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such persons so designated upon the notice required for annual meetings of stockholders and shall be held at such specified place. Any holder of the Preferred Stock so designated shall have access to the stock books of the Corporation for the purpose of calling a meeting of the stockholders pursuant to these provisions.

        At any meeting held for the purpose of electing directors at which the holders of Preferred Stock shall have the special and exclusive right, voting separately as one class, to elect directors as provided in this subsection (b), the presence, in person or by proxy, of the holders of record of shares representing a majority of the voting power of the Preferred Stock then outstanding shall be required to constitute a quorum of the Preferred Stock for such election. At any such meeting or adjournment thereof, the absence of such a quorum of the Preferred Stock shall not prevent the election of directors other than the directors to be elected by holders of the Preferred Stock, voting separately as one class, pursuant to this subsection (b), and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by the holders of the Preferred Stock, voting separately as one class, pursuant to this subsection (b). In the absence of either or both such quorums, the holders of record of shares representing a majority of the voting power present in person or by proxy of the class or classes of stock which lack a quorum shall have power to adjourn the meeting for the election of directors which

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they are entitled to elect from time to time without notice other than announcement at the meeting.

        A vacancy in the directorships to be elected by the holders of the Preferred Stock, voting separately as one class, pursuant to this subsection
(b), may be filled only by vote or written consent in lieu of a meeting of (i) the holders of a majority in voting power of the Preferred Stock, acting separately as one class, or (ii) the remaining directors elected by the holders of the Preferred Stock (or by directors so elected).

                (c) The Corporation shall not, without the affirmative consent of the holders of shares representing at least a majority in voting power of the Preferred Stock then outstanding, acting separately as one class, for so long as the then outstanding shares of Preferred Stock are no less than 50% of the number of shares of Preferred Stock outstanding on the Original Issuance Date, given by written consent in lieu of a meeting or by vote at a meeting called for such purpose for which notice shall have been given to the holders of the outstanding Preferred Stock:

                (i) directly or indirectly, sell, lease, transfer or otherwise dispose of (whether in one transaction or in a series of transactions) all or a substantial portion of its assets;

                (ii) consolidate with or merge into any corporation or permit any corporation to merge into it;

                (iii) declare or pay any dividend on or make any other distribution (whether by reduction of capital or otherwise) of cash or property or both with respect to any shares of its Junior Stock, or purchase, retire or otherwise acquire for value any shares of its capital stock;

                (iv) take any action to cause any amendment, alteration or repeal of any provisions of the Certificate of Incorporation or By-Laws of the Corporation if such action would alter, change or adversely affect the preferences, rights, privileges or powers of, or restrictions for the benefit of, the Preferred Stock;

                (v) except for the issuance of shares of capital stock or other securities constituting Excluded Securities (as defined in Section 7 hereof) or the issuance of shares of Preferred Stock pursuant to the Purchase Agreement, authorize, create, issue or agree to issue any shares of its capital stock or any security, right, option or warrant convertible into, or exercisable or exchangeable for, shares of its capital stock; or


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                (vi) voluntarily dissolve, liquidate or wind up or carry out any partial liquidation or dissolution or transaction in the nature of a partial liquidation or dissolution.

        6. Option Conversion. (a) A holder of shares of Preferred Stock shall have the right, at such holder's option, at any time or from time to time, to convert any of such shares into such whole number of fully paid and nonassessable shares of Common Stock as is equal to the quotient obtained by dividing (A) the Liquidation Preference for the Preferred Stock multiplied by the number of shares of Preferred Stock being converted by (B) the Preferred Conversion Price (as hereinafter defined) as last adjusted and then in effect, for the shares of Preferred Stock being converted, by surrender of the certificates representing the shares of Preferred Stock so to be converted in the manner provided in Section 6(b) hereof. The conversion price per share at which shares of Common Stock shall be issuable upon conversion of shares of Preferred Stock shall initially be the Liquidation Preference of the Preferred Stock (the "Preferred Conversion Price"); provided, however, that such Preferred Conversion Price shall be subject to adjustment as set forth in
Section 6(d) hereof. The holder of any shares of Preferred Stock exercising the aforesaid right to convert such shares of Preferred Stock exercising the aforesaid right to convert such shares of Preferred Stock into shares of Common Stock shall be entitled to payment of Accrued Dividends, if any, payable with respect to such shares of Preferred Stock up to and including the Conversion Date (as hereinafter defined).

                (b) A holder of shares of Preferred Stock may exercise the conversion right pursuant to Section 6(a) hereof as to any such shares by delivering to the Corporation during regular business hours, at the office of any transfer agent of the Corporation for the Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank or to the Corporation (if required by it), accompanied by written notice stating that the holder elects to convert such shares and stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued. Conversion shall be deemed to have been effected on the date when the aforesaid delivery is made (the "Conversion Date"). As promptly as practicable thereafter the Corporation shall issue and deliver to or upon the written order of such holder, to the place designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which such holder is entitled and a check or cash in respect of any fractional interest in a share of Common Stock as provided in Section 6(c) hereof and a check or cash in payment of all Accrued Dividends, if any (to the extent permissible under law), payable with respect to the shares of Preferred Stock so converted up to and including the Conversion Date. The person in whose name the certificate or certificates for Common Stock are to be issued


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shall be deemed to have become a stockholder of record on the applicable
Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record on the next succeeding date on which the transfer books are open, but the Preferred Conversion Price shall be that in effect on the Conversion Date. Upon conversion of only a portion of the number of shares covered by a certificate representing shares of Preferred Stock surrendered for conversion, the Corporation shall issue and deliver to or upon the written order of the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Preferred Stock representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on the shares of Preferred Stock represented thereby to the same extent as if the portion of the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

                (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Preferred Stock. If more than one share of Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of shares of Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the then Current Market Price (as defined in Section 6(d)(vii) hereof) of a share of Common Stock multiplied by such fractional interest. Fractional interests shall not be entitled to dividends, and the holders of fractional interests shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interest.

                (d) The Preferred Conversion Price shall be subject to adjustment from time to time as follows:

                (i) If the Corporation shall at any time or from time to time after the Original Issuance Date of the Preferred Stock issue any shares of Common Stock other than Excluded Securities without consideration or for a consideration per share less than the Preferred Conversion Price in effect immediately prior to the issuance of such Common Stock, the Preferred Conversion Price in effect immediately prior to such issuance shall forthwith be lowered to a price equal to the consideration per share, if any, received by the Corporation upon such issuance; provided, however, that if the Corporation issues any shares of Common Stock (other than Excluded Stock) as contemplated by this Section 6(d)(i) without consideration, such shares


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
        shall be deemed solely for purposes of this Section 6(d)(i) to have been issued for a consideration per share equal to $.01.

        For the purposes of any adjustment of the Preferred Conversion Prices pursuant to Section 6(d)(i), the following provisions shall be applicable:

                (A) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor after deducting therefrom any discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                (B) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined in good faith by the Board of Directors, irrespective of any accounting treatment.

                (C) In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock, (ii) securities by their terms convertible into or exchangeable for Common Stock or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

                    (1) the shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subdivisions (A) and (B) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                    (2) the shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the

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
                Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions
                (A) and (B) above);

                        (3) on any change in the number of shares or exercise
                price of Common Stock deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the antidilution provisions thereof, the Preferred Conversion Price shall forthwith be readjusted to such Preferred Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

                        (4) on the expiration of any such options or rights,
                the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Preferred Conversion Price shall forthwith be readjusted to such Preferred Conversion Price as would have obtained had such options, rights, securities or options or rights related to such securities not been issued.

                (ii) If, at any time after the Original Issuance Date of the Preferred Stock, the number of shares of Common Stock outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision or split-up, the Preferred Conversion Price shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be increased in proportion to such increase in outstanding shares.

               (iii) If, at any time after the Original Issuance Date of the Preferred Stock, the number of shares of Common Stock outstanding is decreased by a combination of the outstanding shares of Common Stock, then, following the record date for such combination, the


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
        Preferred Conversion Price shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

                (iv) In case, at any time after the Original Issuance Date of the Preferred Stock, the Corporation shall declare a cash dividend upon its Common Stock payable otherwise than out of earnings or shall distribute to holders of its Common Stock shares of its capital stock (other than Common Stock), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, other assets or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), then, in each such case, immediately following the record date fixed for the determination of the holders of Common Stock entitled to receive such dividend or distribution, the Preferred Conversion Price in effect thereafter shall be adjusted to be a price determined by multiplying the Preferred Conversion Price in effect immediately prior to such record date by a fraction of which the numerator shall be an amount equal to the remainder of (x) the Current Market Price of one share of Common Stock less (y) the fair market value (as determined by the Board of Directors, whose determination shall be conclusive) of the stock, securities, evidences of indebtedness, assets, options or rights so distributed in respect of one share of Common Stock, and of which the denominator shall be such Current Market Price. Such adjustment shall be made on the date such dividend or distribution is made, and shall become effective at the opening of business on the business day next following the record date for the determination of stockholders entitled to such dividend or distribution.

                (v) In case, at any time after the Original Issuance Date of the Preferred Stock, of any capital reorganization, or any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock) or of the sale or other disposition of all or substantially all the properties and assets of the Corporation as an entirety to any other person, each share of Preferred Stock shall after such reorganization, reclassification, consolidation, merger, sale or other disposition be (unless, in the case of a consolidation, merger, sale or other disposition, payment shall have been made to the holders of all shares of such series of Preferred Stock of the full amount to which they shall have been entitled pursuant to Section 4 hereof) convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed to which the holder or the number of shares of Common Stock deliverable (immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or other disposition) upon conversion of such shares would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or other disposition. The provisions of this Section 6 shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

                        (vi) All calculations under this paragraph (d) shall
                be made to the nearest one tenth (1/10) of a cent or to the nearest one tenth (1/10) of a share, as the case may be.

                        (vii) For the purpose of any computation pursuant to
                this Section 6(d) or Section 6(c) hereof, the Current Market Price at any date of one share of Common Stock shall be deemed to be the average of the daily closing prices for the 30 consecutive business days selected by the Board of Directors of the Corporation ending no more than 15 days before the day in question (as adjusted for any stock dividend, split-up, combination or reclassification that took effect during such period). The closing price for each day shall be the last reported sales price regular way or, in case no such reported sales took place on such day, the average of the last reported bid and asked prices regular way, in either case on the principal national securities exchange on which the Common
                Stock is listed or admitted to trading or as reported in the National Market List of the National Association of Securities Dealers Automated Quotations System ("NASDAQ") (or if the
                Common Stock is not at the time listed or admitted for trading on any such exchange or reported in such National Market List, then such price shall be equal to the average of the last reported bid and asked prices, as reported by NASDAQ on such day, or if, on any day in question, the security shall not be quoted on NASDAQ, then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc., or any similar reputable quotation and reporting service, or any similar reputable quotation and reporting service, if such quotation is not reported by the National Quotation Bureau, Inc.); provided, however, that if the Common Stock is not traded in such a manner that the quotations referred to in this clause (vii) are available for the period required hereunder, the Current Market Price as of the day in question shall be determined in good faith by the Board of Directors of the Corporation, or if such determination cannot be made, by a nationally recognized independent investment banking firm selected jointly by the holders of at least a majority of the voting power of the Preferred Stock then outstanding and the Corporation (or, if such selection cannot be made, by a nationally recognized independent investment banking firm selected by the American Arbitration Association in accordance with its rules).

                        (viii)  In any case in which the provisions of this
                Section 6(d) shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event
                (A) issuing to the holder of any share of Preferred Stock converted after such record date and before the occurrence of such event the additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment and (B) paying to such holder any amount in cash in lieu of a fractional share of capital stock pursuant to Section 6(c); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

                        (e) Whenever the Preferred Conversion Price shall be adjusted as provided in Section 6(d), the Corporation shall forthwith file, at the office of the transfer agent for the Preferred Stock or at such other place as may be designated by the Corporation, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment and the Preferred Conversion Price. The Corporation shall also cause a copy of such statement to be sent by first class certified mail, return receipt requested, postage prepaid, to each holder of shares of Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 6(f).

                (f) In the event the Corporation shall propose to take any action of the types described in clauses (i), (iv) or (v) or Section 6(d), the Corporation shall give notice to each holder of shares of Preferred Stock, in the manner set forth in Section 6(e), which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Preferred Conversion Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Preferred Stock. In the case of any action which would require the fixing of a record date, such notice shall be given at least 25 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 35 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

                (g) The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Preferred Stock.

                (h) The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock sufficient shares to provide for the conversion of all outstanding shares of Preferred Stock.

                (i) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto.

        7. Definitions. As used herein, the following terms shall have the following meanings:

                (a) The term "Accrued Dividends" with respect to any share of Preferred Stock shall mean (whether or not there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the Preferred Stock as provided herein for the period of time elapsed from the date of issuance of such share to the date as of which Accrued Dividends are to be computed, less any payments made in respect of such dividends.

                (b) "Excluded Securities" shall mean:

                                (i) up to 45,000 shares of Common Stock issued to officers, employees or directors of, or consultants to, the Corporation, pursuant to any agreement, plan or arrangement approved by a majority of the Board of Directors of the Corporation or options to purchase or rights to subscribe to said Common Stock;

                                (ii) Common Stock issued as a stock dividend or upon any subdivision or combination of shares of Common Stock;

                                (iii) Common Stock issued upon conversion of the Preferred Stock;

                                (iv) Warrants issued pursuant to the Warrant Purchase Agreement dated March 31, 1988, among the Corporation and certain purchasers named therein, and Common Stock and Preferred Stock issued upon exercise of such warrants;

                                (v)  Options granted to employees of the
                        Corporation pursuant to stock option agreements dated as of the Original Issuance Date;

                                (vi)  Up to 50,000 shares of Common Stock
                        issuable under a stock option plan approved by a majority of the Board of Directors; and

                                (vii) Common Stock issuable to Peter Hansen, Ellenmae Hansen and Eileen Rex in the event of a public offering of the Corporation's equity securities.

                        (c) The term "Junior Stock" shall mean the Common Stock and any class or series of shares of capital stock of the Corporation junior in right of payment of dividends or the distribution of assets on liquidation to the Preferred stock.

                        (d) The term "Liquidation Preference" shall mean $6.66 per share.

                        (e) The term "Original Issuance Date" shall mean the date as of which the first share of Preferred Stock has been issued.

                        (f) The term "Purchase Agreement" shall mean the Preferred Stock Purchase Agreement dated March 31, 1988 among the Corporation and the persons named therein as investors.

B.  COMMON STOCK

        1. Voting. Except as otherwise expressly provided by law, and subject to the voting rights provided to the holders of Preferred Stock by this Certificate of Incorporation, the Common Stock shall have exclusive voting rights on all matters requiring a vote of stockholders, voting together with the holders of Preferred Stock, as one class.

        2. Other Rights. Each share of Common Stock issued and outstanding shall be identical in all respects one with the other, and no dividends shall be paid on any shares of Common Stock unless the same is paid on any shares of Common Stock outstanding at the time of such payment. Except for and subject to those rights expressly granted to the holders of the Preferred Stock, or except as may be provided by the laws of the State of Delaware, the holders of Common Stock shall have exclusively all other rights of stockholders.

                                ARTICLE FIFTH

                                  DIRECTORS

        The number of directors of the Corporation shall be such as from time to time shall be fixed in the manner provided in the By-laws of the Corporation. The election of directors of the Corporation need not be by ballot unless the By-laws so require.


                                ARTICLE SIXTH

                           LIMITATION ON LIABILITY

        A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after the date of incorporation of the Corporation to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

        Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

                                ARTICLE SEVENTH

                          POWERS OF BOARD OF DIRECTORS

        For the management of the business and for the conduct of the affairs of the Corporation, and in further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders, it is further provided:

                (a) In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized and empowered:

                        (i) to make, alter, amend or repeal the By-laws in any
                manner not inconsistent with the laws of the State of Delaware or this Certificate of Incorporation:

                        (ii) without the assent or vote of the stockholders, to
                authorize and issue securities and obligations of the Corporation, secured or unsecured, and to include therein such provisions as to redemption, conversion or other terms thereof as the Board of Directors in its Sole discretion may determine, and to authorize the mortgaging or pledging, as security therefor, of any property of the corporation, real or personal, including after-acquired property;

                        (iii) to determine whether any, and if any, what part,
                of the net profits of the Corporation or of its surplus shall be declared in dividends and paid to the stockholders, and to direct and determine the use and disposition of any such net profits or such surplus; and

                        (iv) to fix from time to time the amount of net profits
                of the Corporation or of its surplus to be reserved as working capital or for any other lawful purpose.

                In addition to the powers and authorities herein or by statute expressly conferred upon it, the Board of Directors may exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the laws of the State of Delaware, of this

        Certificate of Incorporation and of the By-laws of the Corporation.

                (b) Any director or any officer elected or appointed by the stockholders or by the Board of Directors may be removed at any time in such manner as shall be provided in the By-laws of the Corporation.


                (c) From time to time any of the provisions of this Certificate of Incorporation may be altered, amended or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this paragraph (c).


                                 ARTICLE EIGHTH

                                   CREDITORS

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code of on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the - stockholders or class of stockholders of the Corporation, as the case may be, agree on any compromise or arrangement and to any reorganization of the Corporation as the consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Corporation, as the case may be, and also on the Corporation.

        IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and also further amends the previously filed Certificate of Incorporation of the Corporation, having been adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware, has been signed by Gary Kerber, its President, and attested by Morris C. Brown, its Secretary, this 30th day of March, 1988.

                                EMI ACQUISITION CORP.

                                By Gary D. Kerber
                                   --------------------------------
                                   President

Attest:

By /s/ Morris C. Brown
   ----------------------------
   Secretary